                                                                   EXHIBIT 10.12

                                   AGREEMENT

     between Stiftelson Industrifonden ("Industrifonden") and Esperion AB, Reg. No. 556557-5569 ("the Company") concerning a loan for the development of the protein Apolipoprotein ApoA-Im, a substance having medicinal properties.

     Recitals

     On August 11, 1998, the Company applied to Industrifonden for funding of a project for the development of recombinant production, pure preparation, and clinical testing of apolipoprotein, ApoA-Im, for the treatment of human cardiovascular disease, hereinafter referred to as "the Project". On September 22, 1998, Industrifonden decided to grant the Company a loan, subject to a conditional repayment obligation, for implementation of the Project, with the objectives, time schedule, budget, and other contents set forth in the Project Plan, attached hereto as Appendix 1, hereinafter referred to as "the Project Plan". On December 18, 1998, the Board of the Company decided to carry out the Project in line with the Project Plan, subject to receipt of funding from Industrifonden on the terms agreed in this Agreement.

1.   Obligations of Industrifonden

     Industrifonden will grant a loan of fifty million Swedish kronor (SEK 50,000,000) to the Company on the terms set forth in this Agreement for implementation of the Project in accordance with the Project Plan.

2.   Obligations of the Company

     Industrifonden's obligations pursuant to this Agreement are conditional upon the following: The Company shall

          (i) make available to the Project the staff, capital, and the other financial resources and intellectual property rights, including patents and know-how, as well as the other resources which, in addition to Industrifonden's funding, are necessary to carry out the Project in accordance with the Project Plan;

          (ii) enter into agreements with each of the interested parties specified in the Project Plan, largely on the terms stated therein, to the effect that each interested party will make available to the Project the resources specified in (i) above, one copy of each such agreement to be supplied to Industrifonden;

          (iii) immediately notify Industrifonden if funding for the Project or similar purposes is being sought or has been obtained from another public body;

          (iv) principally carry out the Project, and any manufacturing that may result from the Project, in Sweden; and

          (v) refrain from making any substantial changes in the content or emphasis of the Project, from interrupting or abandoning the Project, or substantially extending the time schedule or restricting expected resources without first obtaining Industrifonden's prior written consent thereto.

          (vi) Should the Company request Industrifonden's consent, it is incumbent on Industrifonden to notify the Company of its decision without undue delay.

3.   Disbursement and reduction of payment

     (a) Disbursement by Industrifonden of sums pursuant to Article 1 above shall at all times be conditional on fulfillment of the following:

                    (i)    The Company has fulfilled its obligations pursuant to
               Article 2 and has supplied Indutrifonden with copies of the agreements specified in Article 2(ii);

                    (ii)   the Company has submitted a report pursuant to
               Article 9 not earlier than three months and not later than twenty days prior to the desired time of payment;

                    (iii) the Project has not been charged with costs incurred prior to January 1, 1999;

                    (iv) the Project is largely proceeding in accordance with the Project Plan or with the amendments to the Project Plan permitted by Industrifonden pursuant to Article 2(v);

                    (v) capital and other resources have been supplied to the Company at least at the rate stipulated in the Project Plan, and other aspects of Project funding have not deteriorated in any material respect;

                    (vi) advancement of the Project according to plan may be regarded as reasonably assured, giving due consideration to developments in the Company's financial status and intellectual property rights; and

                    (vii) there are prospects of the Project achieving satisfactory results within a reasonable time, giving due consideration to any material changes in technical, commercial or market conditions.

     (b) Provided all the aforementioned conditions have been fulfilled, sums pursuant to Article 1 above shall be disbursed at the Company's request, in eight installments as follows:

(1) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 1 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total thirteen million kronor (SEK 13,000,000), the earliest date of disbursement being March 30, 1999, however;

(2) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 2 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total twenty-two million five hundred thousand kronor (SEK 22,500,00), the earliest date of disbursement being August 15, 1999, however;

(3) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 3 of the Project Plan has been completed and Project costs to date from January 1, 199 have been shown to total thirty-five million kronor (SEK 35,000,000), the earliest date of disbursement being October 15, 1999, however;

(4) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 4 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total forty-seven million five hundred thousand kronor (SEK 47,500,000), the earliest of date of disbursement being December 15, 1999, however;

(5) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 5 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total sixty million kronor (SEK 60,000,000), the earliest date of disbursement being January 15, 2000, however;

(6) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 6 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total seventy-one million five hundred thousand kronor (SEK 71,500,000), the earliest date of disbursement being February 15, 2000, however;

(7) Six million five hundred thousand kronor (SEK 6,500,000) will be disbursed when Stage 7 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total eighty-three million kronor (SEK 83,000,000), the earliest date of disbursement being April 30, 2000, however;

(8) Four million five hundred thousand kronor (SEK 4,500,000) will be disbursed when Stage 8 of the Project Plan has been completed and Project costs to date from January 1, 1999 have been shown to total ninety-five million five hundred thousand kronor (SEK 95,500,000), the earliest date of disbursement being June 15, 2000, however.

     (c) If the Project is substantially delayed in comparison with the Project Plan, Industrifonden shall, as a consequence, be entitled to make reasonable adjustments in the payment plan in relation to amounts payable and payment dates following consultation with the Company.

4.   Interest

     Interest shall be payable at an annual rate of seventeen (17) percent on principal amounts from time to time outstanding. Accordingly, accrued interest of 9.5 percent shall be notified and paid each calendar quarter in arrears on June 30, September 30, December 30 and March 30, the first payment being made on June 30, 1999. The remaining interest of 7.5 per cent will be capitalized quarterly in arrear and will then be added to the principal amount.

5.   Interest on arrears

     In the event of any delay in making due payment of principal or interest, annual interest on arrears shall be payable on the entire sum of principal or interest due to Industrifonden from the due date and for as long as the delay in payment continues, computed at the Swedish Riksbank discount rate in force from time to time, with the addition of eight (8) percentage points.

6.   Repayment for lower costs

     If the total amount disbursed by Industrifonden pursuant to the provisions of Article 3 above is greater than fifty (50) percent of the final total Project costs, the Company shall repay the excess amount to Industriofunden immediately the final Project costs have been determined.

7.   Repayment

     The Company shall repay the loan disbursed by Industrifonden plus capitalized interest as follows:

     Installments of principal shall be repaid once a year on December 30, starting the year 2004, the percentages of loan plus capitalized interest repayable each year being as follows:

           20%    2004
           20%    2005
           20%    2006
           20%    2007

     The remainder of the loan disbursed plus capitalized interest shall be repaid to Industrifonden by the Company on December 30, 2008.

     The Company is entitled to make premature repayment of all or part of the loan plus capitalized interest.

8.   Forgiveness

     Industrifonden may forgive all or part of the Company's debt if, in light of information presented by the Company, Industrifonden finds that the results achieved by the Project - notwithstanding its implementation in accordance with the Project Plan - are obviously not at all, or are only partly, capable of being used commercially by the Company because the intended technical results have not been achieved, or because the commercial or market conditions have materially changed. A further condition for forgiveness is that the financial and other contributions the Company has promised or otherwise agreed it would receive from the interested parties specified in the Project Plan have been made and have not been repaid or rescinded.

     However, Industrifonden is under no obligation to consider the possibility of forgiving the loan if an application for forgiveness has been made following occurrence of an event constituting grounds for termination.

     Refusal by Industrifonden to disburse sums on the grounds that the conditions set forth in Article 3 (a) have not been fulfilled shall not constitute grounds for forgiveness.

     If the Project Plan contains a number of sub-projects, Industrifonden's consideration of forgiveness will involve assessment of overall results.

9.   Reports

     The Company shall, of its own accord, submit brief written reports to Industrifonden prior to disbursement pursuant to Article 3. These reports shall contain an account of technical and financial progress made by the Project in relation to the Project Plan, an up-to-date assessment of the market conditions relating to the Project, and an account of benefits derived, or expected to be derived, from the Project. The report shall also state whether the Company intends to make use of the future payments set forth in Article 3 (b).

     Within thirty (30) days of the end of the preceding quarter, the Company shall also, of its own accord, submit a report to Industrifonden regarding the earnings, balance sheet and liquidity position until such time as this Agreement terminates. These reports shall also contain the information stipulated in the first paragraph above, together with an assessment of the market conditions relating to the Project.

     The Company shall also, of its own accord, supply Industrifonden with numbered minutes of board meetings, and material on which the board has based its decisions, as well as audited annual financial statements and, where applicable, interim reports.

10.  Involvement of the board, right of scrutiny and accounting

     A person appointed by Industrifonden shall be offered the opportunity to participate in meetings of the board of the Company. Notice of meetings, agenda, minutes and other documents concerning the board's deliberations shall be supplied to Industrifonden at the same time as they are received by the Company's board members.

     In addition, a person appointed by Industrifonden (e.g., an authorized public accountant) shall be entitled during the term of this Agreement to monitor the business of the Company during normal office hours, showing due consideration to the business conducted by the Company, by meeting Company representatives and shall be allowed access to documents capable of providing information on the technical and financial status of the Company and also be allowed access to the Company's book-keeping and other documents in order to ascertain that the Company is fulfilling its obligations towards Industrifonden pursuant to this Agreement.

     The Company shall separately account for income and expenses pertaining to the Project.

11.  Confidentiality/publicity

     Any person at Industrifonden who has been involved in matters concerning grants or other support within the foundation's sphere of operations may not, without authorization, divulge any information he has thereby received as to business or operating conditions (SFS 1979:631). However, the Company accepts that Industrifonden may publish general information about its participation in the Project.

     The Company is aware that Industrifonden wishes its participation in the Project to be given publicity in annual reports, press releases, interviews etc.

12.  Transfer of Agreement etc.

     The Company's obligations and rights pursuant to this Agreement may not, wholly or in part, be transferred to another party unless Industrifonden has approved the transfer and the transferee has entered into an agreement with Industrifonden in place of this Agreement.

     Except as provided by the Project Plan, the Company may not, without Industrifonden's prior written consent, enter into any agreement whereby the results of the Project or part thereof are transferred or rights thereto are granted, wholly or in part.

13.  Termination of the Agreement with immediate effect

     Industrifonden is entitled to terminate all or part of this Agreement with immediate effect if the Company:

     (a) materially fails to fulfill its obligations pursuant to this Agreement and fails to remedy such failure within a reasonable time of complaint of said failure;

     (b) supplies or has supplied inaccurate or misleading information of relevance to Industrifonden's assessment when entering into this Agreement or when disbursing sums pursuant to the provisions of
          Article 1 above;

     (c) uses funds disbursed by Industrifonden for purposes other than the Project;

     (d) interrupts, abandons or make material changes in the content or emphasis of the Project, or substantially extends the time schedule or restricts expected resources for implementation of the Project without Industrifonden's prior written consent;

     (e) transfers, wholly or in part, its obligations and rights pursuant to this Agreement without Industrifonden's prior written consent;

     (f) goes into liquidation, is declared bankrupt, commences negotiations with a creditor concerning a composition, or may be assumed to be insolvent as a consequence of distrait, suspension of payments or other circumstances.

     If the Agreement is terminated by Industrifonden, it shall immediately cease to apply in therespects decided by Industrifonden. In such case, loan sums disbursed, plus capitalized interest, plus accrued interest, minus repayments made before such time pursuant to this Agreement, shall be deemed due for immediate payment.

     If the Company has applied for forgiveness, a period of grace shall be granted until such time as the question of forgiveness has been decided, provided that Industrifonden is of the opinion that there would appear to be grounds for granting forgiveness pursuant to Article 8. Interest pursuant to Article 4 will be payable during the period of grace.

14.  Term of the Agreement

     This Agreement enters into force on the date of signature hereof by both parties and shall remain valid until the Company has fulfilled all its obligations pursuant to the Agreement.

15.  Disputes

     Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration proceedings shall take place in Stockholm, and shall be conducted in the Swedish language.

                               _________________

     This Agreement has been executed in two (2) counterparts, of which the parties have taken one each.

     Stockholm, May 19, 1999                      Stockholm, May 18, 1999


     STIFTELSON INDUSTRIFONDEN                    ESPERION AB


     ----------------------------------           -----------------------
         Lars Ojefors                                 Roger S. Newton



     ----------------------------------           -----------------------
         Ake Oshn        Jonas Brambeck               Hans Ageland

   Project plan:  Recombinant Apolipoprotein A-IMilano phospholipid complex
          (rApoA-IM/PL) in the treatment of atherosclerosis diseases


Background
----------

Esperion AB, Solna, Sweden (Organisationsnummer: 556557-5569), a wholly-owned subsidiary of Esperion Therapeutics, Inc., Ann Arbor, Michigan, USA (Federal identification number. 38-3419139), is committed to developing a recombinant drug in the treatment of atherosclerosis (apo) A-IMilano phospholipid complex. Both Esperion AB and Esperion Therapeutics, Inc. (collectively Esperion) were founded in 1998. The main stockholders of Esperion are Oak Investment Partners, Westport, Connecticut, USA, TL Ventures, Wayne, Pennsylvania, USA, and HealthCap, Stockholm, Sweden. The CEO of Esperion Therapeutics, Inc. is Roger Newton, formerly of Warner-Lambert, Parke-Davis. The CEO of Esperion AB is Hans Ageland, formerly of Pharmacia & Upjohn.

Esperion Therapeutics, Inc. acquired the patents and the rights to pursue the project from Pharmacia & Upjohn in mid-1998. Pharmacia & Upjohn has the option to co-develop the product outside North-America after proof of principle has been accomplished by Esperion in Phase-2 clinical studies. The holders of these contract agreements are Esperion Therapeutics, Inc. and Pharmacia & Upjohn. Esperion plans to co-develop the product after Phase-2 results have become available, depending on the significance of the clinical studies and the composition of the company at that time. Besides the contracts with Pharmacia & Upjohn, Esperion retains the discretion to find and negotiate, on commercially reasonable terms, with partner(s) regarding the transfer and grant of rights to the Project or Product, which will not require the consent of the Swedish Industrial Development Fund (SIDF) under section 12, paragraph 2 of the Loan Agreement. However, Esperion has an obligation, except to the extent prohibited by the terms of any confidentiality agreements between Esperion and such proposed partner, to inform SIDF about major transfers and to provide documentation enabling SIDF to evaluate the transfer or grant of rights and provide SIDF with the opportunity to comment within fifteen days from the date the information and documentation was sent.

Medical Rationale:
-----------------

Coronary heart disease is the main killer in the Western world and its prevalence is increasing in the former under-developed countries. The main reason for coronary heart disease is atherosclerosis. Accumulation of cholesterol in the arterial wall causes atherosclerosis. Cholesterol accumulation in the vessel wall is regulated by a) delivery of cholesterol from plasma, b) retention of cholesterol in the vessel wall and c) removal of cholesterol from the wall. Present treatment modalities, such as with statins, relate to the reduction of the LDL cholesterol and delivering of cholesterol to the artery. However, cholesterol present in cells of the vessel wall cannot be catabolized. The degree of accumulation is therefore dependent on the cholesterol removal mechanism. Cholesterol from peripheral cells are removed from the vessel wall, transported in plasma and delivered to the liver for excretion as bile after hydroxylation in a process called "the-reverse cholesterol transport" (RCT). High levels of HDL and apo A-I are known to protect humans from coronary heart disease. Causality of the protective effect of apo A-i to atherosclerosis has further been established in experimental animal studies.

The main metabolic and structural component of RCT is apo A-I, a 243 amino acid protein, which together with cholesterol and phospholipids comprise high-density lipoprotein (HDL). A variant of this protein, apo A-IMilano has an arginine to cysteine substitution in position 173 and has shown higher efficiency than the natural protein for cholesterol removal from cells. The aim of the project is to augment the natural defense system of RCT by infusing apoA-IMilano completed to a phospholipid carrier. By accelerated removal of cholesterol from the vessel wall atherosclerosis disease progression can be prevented and established atherosclerosis regressed, thereby postponing or all together avoiding clinical presentations of cardiovascular disease. Target patient groups are those with compromised RCT or those that for any reason are dependent on an efficient RCT system to maintain cholesterol homeostasis.

The Milano-variant. of apoA-I was originally detected in Italian descendents in Limone sul Garda by Prof. Sirtori and colleagues, University of Milan, in the late 1970s (Franceschini and Sirtori. J Chin Invest 1980;66:901-7). Carriers are provided protection from coronary heart disease despite having only one-third of the apoA-I protein concentration compared to what normally is found, supporting an increased activity of the Milano variant compared to the common type of protein. Experimental studies in animals have shown that the complex of rApoA-IM and phospholipid (rApoA-I/PL complex) can prevent neointima formation after denudation and perivascular manipulation of arteries (Ameli et al., Circulation 1994 Oct; 9K4):19354 1, Soma et al., Circ Res 1995 Mar; 76(3):405-11). The rApoA-I/PL complex has also shown significant efficiency in preventing atherosclerosis development and regressing atherosclerosis in atherosclerosis-prone mice, i.e. apoE knock out mice (Shah et al., Circulation 1998 Mar 3; 97(8):7M5). For details, see enclosure 1. The complex also restores deteriorated arterial endothelial function (data on line, Esperion). Further biological explanation for the rationale of the recombinant development is provided below.

Production characterization and quality assessment
--------------------------------------------------

The quality of the apoA-IMilano production will be determined according to specifications for isolation, purification, and final product formulation. Characterization and assessment will follow conventional pharmaceutical standards for biotech production in Europe and the US. Please note that the pharmaceutical industry is a highly regulated industry.

Relation between Esperion AB and Esperion Therapeutics, Inc.
------------------------------------------------------------

Esperion AB generally constitutes the development arm of Esperion. Esperion Therapeutics, Inc. is generally the research arm (discovery and exploratory) and head office base of the company in Ann Arbor, Michigan, USA. Esperion AB and Esperion Therapeutics, Inc. will collaborate on the project pursuant to an operating agreement between the companies (see agreement dated March 31, 1999) which allows Esperion AB full use of the proprietary rights of apoA-IMilano.
New findings, results and patents are, according to the same contract, to be transferred and owned exclusively by Esperion Therapeutics, Inc.

Transactions between Esperion AB. and Esperion Therapeutics Inc. related to the project will on all occasions be on "an arm's length basis" and based on current market terms. In accordance with the Project plan, activities have already started as of January 1, 1999, and will continue over the next 15 months.

Esperion AB and Swedish Industrial Development Fund
---------------------------------------------------

Project investments and the draw-downs of the loan from the Swedish Industrial Development Fund (SIDF) will follow 8 milestones (see below) and include establishing the Esperion AB in Solna Sweden. Biotech development and production of the recombinant protein according to GLP (Good Laboratory Procedure), for toxicology studies in animals, and according to GMP (Good Manufacturing Procedure), for studies in humans, will take place primarily in Sweden and be supported by Esperion AB. The clinical component of the project will include method developments to monitor efficiency of administration of the drug complex. This includes RCT monitoring and other related metabolic analysis. These include cell assays to monitor efflux cholesterol capacity from cells, bile acid and feces analysis for cholesterol production excretion, and monitoring of de novo cholesterol synthesis by serum analysis. Techniques to monitor effects of treatment on cardiovascular structure-function will also be developed. Furthermore, we will investigate new methods to identify individuals with compromised RCT and individuals that are prone to be good responders to apo A-IM treatment. The Project's fund milestone with SIDF comprises completion of the IND application (Investigative New Drug) to the FDA (Food and Drug Administration) in the USA and/or the corresponding procedure in Europe (EMEA, European Medicines Evaluation Agency), which is planned to occur in June 2000.

 Description, reports, and tentative dates of milestones and the corresponding loan amounts in Swedish kronor (SEK).


1st Milestone.
--------------

Reestablishing the production facility in Strangnas, Sweden. The apolipoprotein A-IM is produced in a multi-step process including fermenting, chromatography separation, and filter separation. The facility needs to be reconfigured for production of this specific protein.

Establishing Esperion AB and its office in Solna, Sweden. The milestone documentation will be a technical report which include the "water-test" of the facility and is planned for late March 1999.

SEK 6.5 million.

2nd Milestone.
--------------

The milestone is the production of 1000 g protein in solution, according to batch protocol and product specification. It will be considered reached after presentation of a technical report specifying the production of the batches. This is planned for August 1999.

SEK 6.5 million.

3rd Milestone.
--------------

The result of the acute toxicology study. This is the first step in several toxicology studies where possible adverse and toxicological effects of the protein are being evaluated. One purpose of the study is to delineate the maximum tolerated dose. A rising dose protocol will be implemented until the appearance of toxicological effects. Pharmacokintetic studies then follow, relating dose to the blood level of recombinant apoA-IM protein. The study will be performed by an external laboratory, possibly Covance Ltd, Leeds, UK.

The milestone is concluded with a conventional report from the contract laboratory according to established guidelines. This is planned for October 1999.

SEK  6.5  million.

4th Milestone.
--------------

Manufacturing of the product in accordance with current GMP standard. One to three of the batches will be produced, according to the time plan, before completion of the 4th milestone. Further batches to provide material for the clinical testing Phase-1 and Phase-2a will be produced in close connection with the three first batches.

The milestone will be documented in a written report describing the production process and characterization/specification of the final product. Planned to complete by December 1999.

SEK 6.5 million.

5th Milestone.
--------------

Toxicology studies supporting clinical Phase-I and Phase-2 studies. The studies will be performed in two species (rat and monkey). It will be performed by an external toxicology organization. Their final report will constitute the basis of the milestone. This report is planned for January 2000.

SEK  6.5  million.

6th Milestone.
--------------

Appropriate cell culture models, assay systems, will be developed to ensure rigorous evaluation of apo A-IM production batches. Furthermore, genomics data collection and patient sample testing will be performed in order to minimize the clinical trial populations/protocols. Documentation describing the investigations will be presented in summary form by February 2000.

SEK 6.5 million.

7th Milestone
-------------

Development of methods and concepts to analyze and illustrate metabolic and vascular effects of rLpA-IM treatment. Metabolic analysis will focus on variables related to reverse cholesterol transport and associated effects of rLpA-IM treatment including endothelial function and specific inflammation parameters, e.g. Tumor Necrosis Factor-alpha and Vascular Cell Adhesion Molecules. Vascular methods to analyze and monitor arterial structure-function are being developed and will be applied to detect systemic and local vascular effects of rLpA-IM treatment.

Documentation of the milestone will be in the form of a summary report planned for April 2000.

SEK 6.5 million.

8th Milestone.
--------------

IND (Investigative New Drug) Application to the FDA (Food and Drug Administration), USA, and/or the corresponding procedure in Europe, EMEA (European Medicine Evaluation Agency). Biotech product applications in Europe follow the centralized procedure whereby the applicant may propose the country that will -evaluate the application. Planned to complete by June 2000.

SEK 4.5 million.

General comment: The milestones are presented in a sequential way. In reality, they are, to a considerable degree, prepared and executed in parallel. Investments in the project are firstly done by Esperion and then by the SIDF loan, the latter investment never exceeding the amount of the former.


Esperion AB


/s/ Roger S. Newton
---------------------
    Roger S. Newton


/s/ Hans Ageland
---------------------
    Hans Ageland

                                                                    Enclosure 1.
                          Relevant non-clinical data

Anti-atherosclerosis:  The object of this study (Shah et. al , Circ. 1998) was
--------------------
to test the hypothesis that rApoA-IM/PL would inhibit aortic atherosclerosis induced by cholesterol feeding in atherosclerosis-prone mice. ApoE deficient mice received injections of rLpA-IM/PL every other day for 5 weeks (40 mg/kg), resulting in a significant inhibition of atherosclerosis development Refer to Study Summary Table 1.

---------------------------------------------------------------------------------------------------------
         Study Summary Table 1.  Inhibition of atherosclerosis development in apoE KO mice.
---------------------------------------------------------------------------------------------------------
Shah et al.                                 Control Mice                          Treated Mice*
                                -------------------------------------------------------------------------
                                20 weeks                  25 weeks                  25 weeks

                                (n = 8)                   (n = 7)                   (n = 15)
---------------------------------------------------------------------------------------------------------
Aortic atherosclerosis            11 + or - 1               17 + or - 5               11 + or - 1
---------------------------------------------------------------------------------------------------------
Lipid content                     22 + or - 8               32 + or - 6               13 + or - 8
---------------------------------------------------------------------------------------------------------
Macrophage content              10.8 + or - 2             13.2 + or - 6            5.8 + or - 2.9
---------------------------------------------------------------------------------------------------------

          *18 injections of rApoA-I/PL per animal during weeks 20-25

                               + or - plus or minus

Anti-restenosis (1):  the object of this study (Amelie et al, Circulation, 1994)
-------------------
was to determine whether rApoA-IM/PL confers vascular protective effect after balloon injury, i.e. prevents restenosis. Cholesterol-fed rabbits received doses of 40 mg of rApoA-IM/PL complex every other day for 5 days before and 5 days after balloon injury. The rApoA-IM/PL complex significantly reduced intimal thickening and macrophage content after balloon injury, compared with controls. Refer to Study Summary Table 2.

---------------------------------------------------------------------------------------------------------
                                       Study Summary Table 2.

             Prevention of arterial neointima formation after balloon injury in rabbits.
---------------------------------------------------------------------------------------------------------
                                    Control                    PL                 RApoA-IM/PL complex
Ameli et al.                        (n = 4)                  (n = 8)                     (n = 8)
---------------------------------------------------------------------------------------------------------
Intimal thickness (mm/2/)         1.69 + or - 0.43         1.14 + or - 0.38            0.49 + or - 0.29
---------------------------------------------------------------------------------------------------------
Intima-to-media ratio              2.1 + or - 0.1            1.5 + or - 0.5              0.7 + or - 0.2
---------------------------------------------------------------------------------------------------------
Macrophage content                 Not defined             59.4 + or - 12.5%            25.3 + or - 17%
---------------------------------------------------------------------------------------------------------

                               + or - plus or minus

Anti-restenosis (2):  The object of this study (Soma et al, Circulation 1995)
-------------------
was to evaluate the effect of rApoA-IM/PL on neointimal formation induced by perivascular manipulation in rabbits, i.e. application of a collar around the carotid artery. In a study similar in design to the rabbit study above, 40 mg/kg infusions of rApoA-IM/PL were given at 5 occasions from day 5 before collar application to 5 days after collar application. Treatments resulted in a decrease in intima proliferation. Refer to Study Summary Table 3.

---------------------------------------------------------------------------------------------------------
                                       Study Summary Table 3.

             Prevention of carotid artery neointima formation after perivascular collar

                                        Manipulation rabbits.
---------------------------------------------------------------------------------------------------------
Soma et al.                               Controls                    PL                  rApoA-IM/PL
                                           (n = 5)                  (n = 5)                  (n = 5)
---------------------------------------------------------------------------------------------------------
Intima:media ratio                       0.63 + or - 0.11          0.50 + or - 0.14      0.25 + or - 0.19
---------------------------------------------------------------------------------------------------------
Smooth muscle proliferation -
intimal tissue                           68.0 + or - 27.0          61.0 + or - 28.0      29.0 + or - 23.0

---------------------------------------------------------------------------------------------------------
Smooth muscle proliferation -
Medial tissue                             116 + or - 18               127 + or - 26         109 + or - 19
---------------------------------------------------------------------------------------------------------

                               + or - plus or minus

                                                                    Enclosure 2.

Relevant scientific references of the project:

Franceschini, G., C. Sirtori, A. Capurso, K Weisgraber and R. Mahley. "A-IMilano apoprotein: Decreased high density lipoprotein cholesterol levels with significant lipoprotein modifications and without clinical aherosclerosis in an Italian family." J. Clin. Invest. 66: 892-900, 1980.
                                    --

Franceschini, G, M. Sirtori, G. Gianfranceschi and C. Sirtori. "Relation between the HDL Apoproteins and Al isoproteins in subjects with the AIMilano abnormality." Metabolism 30 (5): 502-509,1981.
                         --

Franceschini, G., T. Frosi, C. Manzoni, G. Gianfranceschi and C. Sirtori. "High density lipoprotein-3 heterogeneity in subjects with the apo-AIMilano variant.
J. Biol. Chem. 257 (17): 9926-9930,1982.
               ---

Gualandri, V., G. Franceschini, C. Sirtori, G. Gianfranceschi, G. Orsini, A. Cerrone and A. Menotti. "AIMilano apoprotein identification of the complete kindred and evidence of a dominant genetic transmission." Am. J. Hum. Genet. 37: 1083-1097, 1985.
--

Franceschini, G., C. Sirtori, E. Bosisio, V. Gualandri, G. Orsini, A. Mogavero and A. Capurso. "Relationship of the phenotypic expression of the AIMilano apoprotein with plasma lipid and lipoprotein patterns." Atherosclerosis 58:
                                                                         --
159-174, 1985.

Gualandri, V., G. Orsini, A. Cerrone, G. Franceschini and C. Sirtori. "Familial associations of lipids and lipoproteins in a highly consanguineous population: the Limone sul Garda study." Metabolism 34(3): 212-221, 1985.
                                         --

Franceschini, G., G. Vecchio, G. Gianfranceschi, D. Magani and C. Sirtori. "Apolipoprotein AIMilano: accelerated binding and dissociation from lipids of a human apolipoprotein variant." J. Biol. Chem. 260(30): 16321-16325, 1985.
                                               ---

Franceschini, G., L. Calabresi, C. Tosi, C. Sirtori, C. Fragiacomo, G. Noseda,
E. Gong, P. Blanche and A. Nichols. "Apolipoprotein AIMilano: correlation between high density lipoprotein subclass distribution and triglyceridemia." Arteriosclerosis 7: 426-435, 1987.
                 -

Franceschini, G., L. Calabresi, M. Baio, C. Sirtori and A. Nichols. "Structure and functionality of the HDL system in carriers of the Apolipoprotein AIMilano mutant." Atherosclerosis VIII, 1989.

Franceschini, G., L. Calabresi, C. Tosi, G. Gianfranceschi, C. Sirtori and A. Nichols. "Apolipoprotein AIMilano: disulfide-linked dimers increase high density lipoprotein stability and hinder particle interconversion in carrier plasma." J. Biol. Chem. 265(21): 12224-12231, 1990.
                          ---

Calabresi, L., M. Cassinotti, G. Gianfranceschi, O. Safa, T. Marukami, C. Sirtori and G. Franceschini. "Increased postprandial lipemia in Apo AIMilano carriers." Arteriosclerosis and Thrombosis 13(4): 521-528, 1993.
                                            --

Bekaert, E., P. Alaupovic, C. Knight-Gibson, G. Franceschini and C. Sirtori. "Apolipoprotein AIMilano: sex-related differences in the concentration and composition of apoA-I- and apoB-containing lipoprotein particles." J. Lipid Res. 34: 111-123, 1993.
     --

Roma, P., R.E. Gregg, M.S. Meng, R. Ronan, L.A. Zech, G. Franceschini, C.R. Sirtori and H.B. Brewer, Jr. "In vivo metabolism of a mutant form of apolipoprotein A-I, apo A-IMilano, associated with familial hypoalphalipoproteinemia."  J. Clin. Invest. 91: 1445-1452, 1993.
                                             --

Calabresi, L., G. Vecchio, R. Longhi, E. Gianazza, G. Palm, H. Wadensten, A. Hammarstrom, A. Olsson, A. Karkstrom, T. Sejlitz, H. Ageland, C. Sirtori and G. Franceschini. "Molecular characterization of native and recombinant apolipoprotein A-IMilano dimer." J. Biol. Chem. 269(51): 32168-32174, 1994.
                                                 ---

Chiesa, G., L.J. Stolzfus, S. Michelagnoli, J.K. Bielicki, M. Santi, T.M. Forte, C.R. Sirtori, G. Franceschini and E.M. Rubin. "Elevated triglycerides and low HDL cholesterol in transgenic mice expressing human apolipoprotein A-IMilano." Atherosclerosis 136: 139-146, 1998.
                ---

                                   AGREEMENT


1.   Parties
1.1. Esperion Therapeutics Inc. 3621 S. State Street 695 KMS Place, Ann Arbor, MI 48108, USA

1.2. Esperion AB, Reg. No. 556557-5569, Ekenbergsvgen 115, 171 41 Solna, Sweden.

2.   Background
2.1. Esperion AB is a wholly-owned subsidiary of Esperion Therapeutics Inc.

2.2. Esperion AB has decided to enter into a loan agreement with Stiftelsen Industrifonden ("Industrifonden"), which is enclosed hereto as Appendix 2.2 (the "Loan Agreement"). Under the Loan Agreement, Industrifonden shall lend Esperion AB SEK 50,000,000 and Esperion AB shall perform a project (the "Project") in accordance with the project plan enclosed to the Loan Agreement (the "Project Plan").

2.3. Whereas Esperion Therapeutics Inc. is the owner of the intellectual property rights necessary for the performance of the Project, the parties hereto have decided that Esperion AB shall, if the Loan Agreement is signed by both parties, have full access to the necessary intellectual property rights on the terms and conditions of this agreement.

3.   Intellectual Property Rights
3.1. Esperion Therapeutics Inc. hereby grants Esperion AB right without any obligation for Esperion AB to pay any remuneration whatsoever to Esperion Therapeutics Inc. to use any patent, know-how or other intellectual property rights owned by Esperion Therapeutics Inc. ("Intellectual Property Right"), which Esperion AB deems necessary for the performance of the Project in accordance with the Project Plan.

3.2. No title to any of the Intellectual Property Rights shall pass or be transferred pursuant to this agreement.

3.3. New results, including patents, know-how or any other intellectual property rights, which are generated from the performance of the Project and which are based on the Intellectual Property Rights (the "New Results"), shall be transferred to and owned exclusively by Esperion Therapeutics Inc.

3.4. Esperion Therapeutics Inc. hereby grants Esperion AB the right to use the New Results for the performance of the Project in accordance with the Project Plan.

3.5. The rights granted to Esperion AB under section 3.1 and 3.4 above shall apply until the Project has been finalized in accordance with the Project Plan.

4.   Governing law
4.1. This Agreement shall be governed by the laws of Sweden.

This agreement has been executed in three identical counterparts of which the parties and Industrifonden have taken one each.

Stockholm                   May 18, 1999     Stockholm                   990518
----------------------------------------     ----------------------------------
Place                               Date     Place                         Date


ESPERION THERAPEUTICS INC.                   ESPERION AB


/s/ Roger S. Newton                          /s/ Hans Ageland
----------------------------------------     ----------------------------------
    Roger S. Newton                              Hans Ageland


Industrifonden hereby gives its consent to this agreement.

Stockholm, May 19, 1999


STIFTELSEN INDUSTRIFONDEN


/s/ Lars Ojefors
---------------------------------------------------
    Lars Ojefors


/s/ Ake Osihn        /s/ Jonas Brambeck
-----------------------------------------
    Ake Osihn            Jonas Brambeck

                               SURETY AGREEMENT

The following Surety Agreement has been entered into this day by and between Stiftelsen Industrifonden, Registration Number 802009-009, PO Box 1163, SE-111 91 Stockholm, Sweden ("Industrifonden"), and Esperion Therapeutics Inc., federal identification number 38-3419139, 3621 S. State Street, 695 KMS Place, ANN ARBOR, MI 48 108, USA, ("Esperion Therapeutics").

1.
Esperion Therapeutics Inc. hereby stands surety as for its own debts for the due performance by Esperion AB, Reg. No. 556557-5569, ("Esperion") of its payment obligations towards Industrifonden pursuant to the agreement entered into this day between Industrifonden and Expression, a copy of which is attached as Appendix 1 hereto.

2.
Without affecting the validity of the surety given by Esperion Therapeutics in clause 1 above and without limiting the scope and effect of said surety, Esperion Therapeutics shall be entitled to invoke all Esperion's rights pursuant to the loan agreement between Industrifonden and Esperion, a copy of which is attached as Appendix 1 hereto.

3.
This Surety Agreement shall be subject to the laws of Sweden.

4.
Any dispute arising in connection with this Surety Agreement shall be finally settled by arbitration in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral proceeding shall take place in Stockholm, and shall be conducted in the Swedish language.

                            _______________________

This Surety Agreement has been executed in two (2) counterparts, of which the Industrifonden and Esperion Therapeutics have taken one each.

Stockholm, May 19, 1999                            Stockholm, May 18, 1999


STIFTELSEN INDUSTRIFONDEN                         ESPERION THERAPEUTICS INC.

/s/ Lars Ojefors                                     /s/ Roger S. Newton
-----------------------------------               ------------------------------
    Lars Ojefors                                         Roger S. Newton